Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE UPDATES GARDEN ISLAND BAY DRILLING

Houston, Texas, July 5, 2011 - Dune Energy, Inc. (OTCBB:DUNR) provides an update on the drilling at Garden Island Bay.

The ORX SL 214 #1 well at Garden Island Bay, Plaquemines Parish, Louisiana has been drilled and logged to a total depth of 19,670 feet (measured depth) and 19,550 feet (true vertical depth). The well is being temporarily abandoned and left capable for deepening or sidetracking operations at a later time. The cost of the well was approximately $32 million of which Dune had a 15% working interest. Prior to drilling the well Dune received approximately $3.9 million in cash recoupments from its partners resulting in a net cost to date of approximately $900,000.

Anticipated drilling operations for the remainder of the year are detailed in our July investor overview available on our website at www.duneenergy.com.

James A. Watt, President and CEO of the company stated, “Although disappointed in the results of this well to date, we are encouraged by the fact that we encountered reservoir quality rocks with hydrocarbon shows in the prospective section. We will now evaluate the data from the well and integrate it with the seismic to determine if a deepening or a side tracking operation would be warranted at a later time. We anticipate continuing our conventional lower risk drilling programs within our existing fields, including Garden Island Bay”.

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements that are intended to be covered by “forward-looking statements” safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Dune Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements that are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300